News Release

LANDAUER

LANDAUER, INC. Announces

Dr. craig yoder to lead its technology advisory board

For Further Information Contact:

Jim Polson

FTI Consulting

Phone: 312-553-6730

Email: jim.polson@fticonsulting.com

GLENWOOD, Ill.— February 11, 2015—Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring, outsourced medical physics services and medical consumable accessories, today announced that Dr. Craig Yoder will transition from his role as Senior Vice President – Technology and International Business to lead the Company’s Technology Advisory Board.

Mike Leatherman, President and CEO stated, “Over the years, Dr. Yoder and his team have been instrumental in the development of several innovative technologies for Landauer including our existing OSL Technology and our emerging Verifii solid state sensor platform. Our combined team of veteran scientists will oversee bringing the solid state sensor platform to market. While Craig will continue to advise the team driving the commercialization of the Verifii platform, he will transition from a research and operational role to a strategic role. In his new role, Craig will collaborate with our impressive network of scientists, scholars and business leaders regarding the future potential of our digital dosimeter.”

As a result of this organizational change, Dr. Yoder will resign certain officer and board positions at Landauer and its affiliates. He will remain as an employee and executive at Landauer.